Exhibit 21.1

List of Subsidiaries

Name of Entity	Jurisdiction
SFDC Australia Pty. Ltd.	Australia
Salesforce.com Canada Corporation	Canada
Salesforce.com Information Technology (Shanghai) Co., Ltd.	China
Salesforce.com France SAS	France
Salesforce.com Germany GmbH	Germany
Salesforce.com Hong Kong Ltd.	Hong Kong
Salesforce.com India Private Limited	India
SFDC (EMEA) Limited	Ireland
SFDC International Limited	Ireland
SFDC Ireland Limited	Ireland
Salesforce.com Italy S.r.l	Italy
Kabushiki Kaisha salesforce.com	Japan
SforceSystems Korea Limited	Korea
SFDC Luxembourg SARL	Luxembourg
SFDC Mexico S. de R.L. de C.V.	Mexico
SFDC Netherlands B.V.	Netherlands
Salesforce.com Singapore Pte. Ltd	Singapore
Salesforce Systems Spain, S.L.	Spain
SFDC Sweden AB	Sweden
Salesforce.com Sàrl	Switzerland
Salesforce.com Taiwan Limited	Taiwan
SFDC UK Ltd.	United Kingdom
Koral Technologies, Inc.	United States
salesforce.com, LLC	United States
Sedona Acquisition Corporation	United States
InStranet, Inc.	United States
InStranet	United Kingdom
Informavores Group Ltd	United Kingdom
Informavores Ltd	United Kingdom
Informavores Technologies Ltd	United Kingdom